Exhibit 99.1

Company Press Release

Monday July 2, 2007

Advant-e Corporation Completes Merkur Group Acquisition

Merkur Group to Be Operated as Wholly Owned Subsidiary

DAYTON, Ohio, Monday July 2, 2007 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services today announced that it has completed the acquisition of Merkur Group, Inc., a privately owned Delaware corporation based in West Chester, Ohio, whose principal shareholder is Rob D. Wadzinski, the brother of Advant-e CEO Jason K. Wadzinski. The acquisition extends the solution offerings of Advant-e to provide document automation services to a broader range of customers as well as extend services deeper into existing supply chain implementations.

For over ten years, Merkur Group has helped organizations streamline the document-intensive aspects of procure-to-pay and order-to-cash business processes. Merkur Group solutions provide multi-channel document delivery, receipt, capture, archive, and workflow capabilities that are tightly integrated with CRM, SCM, financial, and ERP systems such as Oracle, PeopleSoft, SAP, Baan, legacy, and many other business applications.

For the past several years, Merkur Group has generated annual revenue of approximately $2 million on a non-GAAP reporting basis. Advant-e expects the acquisition of Merkur to contribute to the Company’s profitability beginning some time in the second half of 2007.

Advant-e Corporation acquired all the outstanding common shares of Merkur Group, Inc. in exchange for cash payments totaling $927,938 and the issuance of 396,301 unregistered shares of the Company’s common stock. Advant-e intends to operate Merkur Group as a separate wholly owned subsidiary.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Trading Community Connectivity, Management, and Integration solution, and within specific industries via web-based EDI services including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.CPGSupplier.com, and www.WebEDI.com.

Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.